Exhibit 3.363

ARTICLES OF INCORPORATION

OF

WHMC, INC.

I, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Article of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is WHMC, INC.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose for which the corporation is organized is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue One Thousand (1,000) of the par value of One Dollars ($1.00).

ARTICLE FIVE

The shareholders shall not have the preemptive right to acquire additional, unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares.

ARTICLE SIX

Shareholders do not have the right to cumulative voting.

ARTICLE SEVEN

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000) consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($l,000).

ARTICLE EIGHT

The street address of its initial registered office is c/o C T CORPORATION SYSTEM, 811 Dallas Avenue, Houston, Texas 77002, and the name of its initial registered agent at such address is C T CORPORATION SYSTEM.

ARTICLE NINE

The number of directors of the corporation may be fixed by the by-laws.

ARTICLE TEN

The number of directors constituting the initial board of directors is three (3), and the name and address of each person who is to serve as director until the first annual meeting of the shareholders or until a successor is elected and qualified are:

NAME	ADDRESS

Stephen T. Braun	201 West Main Street Louisville, KY 40201

David C. Colby	201 West Main Street Louisville, KY 40201

Richard A. Schweinhart	201 West Main Street Louisville, KY 40201

ARTICLE ELEVEN

The name and address of the incorporator is:

NAME	ADDRESS

Rachel A. Seifert	201 West Main Street Louisville, KY 40201

IN WITNESS WHEREOF, I have hereunto set out hand this 5th day of May, 1994.

RACHEL A. SEIFERT INCORPORATOR

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